MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

                                       FOR

                               THE WESTPORT FUNDS
                                  Westport Fund
                             Westport Small Cap Fund

         WHEREAS, The Westport Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into two series: the Westport Fund ("Westport Fund") and the Westport Small Cap Fund ("Small Cap Fund") (the "Funds");

         WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds; and

         WHEREAS, the Trust employs Westport Advisers, LLC (the "Adviser") as its investment manager and adviser and Countrywide Funds Services, Inc. ("Distributor"), as distributor of the securities of which it is the issuer.

         NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

         1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in two classes: "Class A Shares" and "Class B Shares." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each Class of a Fund shall have the features described in Sections 2, 3 and 4 below.

         2. Service Plan. The Trust has adopted a Service Plan with respect to the Class A shares of each Fund, which provides that the Trust may pay a service fee at an annual rate of up to 0.25% of the average net asset value of qualified accounts of each such Class to brokers or other financial intermediaries as compensation for service activities. The Class B shares of each fund do not participate in the Service Plan.


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

         As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Fund, excluding transfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830 of the Rules of Conduct of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Trustees, to conform to such NASD definition. Overhead and other expenses of Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         3. Allocation of Income and Expenses. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

                  (1) Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Trust Level Expenses"); and

                  (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

         (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.


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

         Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Company in light of the requirements of the Act and the Internal Revenue code of 1986, as amended.

         4.  Conversion   Features.   There  shall  be  no  conversion  features
associated with any of the classes of shares of any Fund.

         5. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

         6. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and
(b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         7. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 6 hereof.

         8. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multiple Class Plan as of the 25th day of November, 1997, to be effective November 26, 1997.


                                        THE WESTPORT FUNDS


                                        By:_________________________________
                                           Name:
                                           Title:


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